EXHIBIT 10.2
ZORO MINING CORP.
(the “Company”)

COMPENSATION COMMITTEE CHARTER

I.           PURPOSE

The Compensation Committee of the Board of Directors of the Company assists the Board of Directors in fulfilling its oversight responsibilities relating to officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors.

II.           COMMITTEE MEMBERSHIP

1.	The Committee shall consist of no fewer than two directors as determined by the Board of Directors.

2.
All of the members of the Committee shall meet the applicable independence requirements of the law, including Sarbanes-Oxley, rules promulgated by the Securities and Exchange Commission (the “SEC”) and rules promulgated by any applicable stock exchange on which the common shares of the Company trade, except to the extent that the applicable exchange rules permit a director who is not independent pursuant to such rules to be a member of the Compensation Committee.

3.	The members and Chairperson of the Committee shall be appointed and may be removed by the Board of Directors.

III.           EXTERNAL ADVISORS

The Committee has the authority to retain and terminate any consulting firm used to assist in the evaluation of director, chief executive officer or other officer compensation and to retain independent legal or other advisors, in each case as the Committee may deem appropriate, including the authority to approve these firm’s fees and other retention terms.

IV.           RESPONSIBILITIES RELATED TO COMPENSATION

The Committee shall:

1.	Review and approve the Company’s compensation guidelines and structure.

2.
Review and approve on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer. The Committee will evaluate at least once a year their individual performance in light of these established goals and objectives and based upon these evaluations shall set their annual compensation, including salary, bonus, incentive and equity compensation. No officer may be present when his or her compensation is considered or determined by the Committee.

3.
Review and approve on an annual basis the evaluation process and compensation structure for the Company’s other officers, including salary, bonus, incentive and equity compensation. The Committee will evaluate at least once a year their individual performance in light of these established goals and objectives and, based upon their evaluations, shall set their annual compensation.

4.
Review the Company’s incentive compensation and other equity-based plans and recommend changes in such plans to the Board of Directors as needed. The Committee may exercise the authority of the Board of Directors with respect to the administration of such plans.

5.
Periodically review and make recommendations to the Board of Directors regarding the compensation of non-management directors, including board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation and benefits as the Committee may consider appropriate.

6.	Oversee the appointment and removal of executive officers. Review and approve for executive officers, including the chief officer, any employment, severance or change in control agreements.

7.	Approve any loans to employees as allowed by law.

V.           GENERAL RESPONSIBILITIES

The Committee shall:

1.	Regularly report to the Board of Directors on committee matters.

2.	Review and reassess the adequacy of this Charter annually and propose to the Board of Directors any changes to the Charter.

3.	Prepare a report of the Committee on executive compensation in accordance with SEC requirements to be included in the Company’s annual proxy statement.

4.	Annually assess the Committee’s performance.

5.	Perform such other functions assigned by law, applicable stock exchange requirements, the Company’s Charter or bylaws or the Board of Directors.